UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                February 13, 2007



                                  MEDICOR LTD.
              ----------------------------------------------------
               (Exact name of registrant as specified in charter)


                                   Delaware
              ----------------------------------------------------
                 (State or other jurisdiction of incorporation)



            000-50442                                      14-1871462
-----------------------------------          -----------------------------------
     (Commission File Number)                  (IRS Employer Identification No.)



          4560 South Decatur Boulevard, Suite 300, Las Vegas, NV 89103
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           (Address of principal executive offices)         (Zip Code)




     Registrant's telephone number, including area code:  702.932.4560

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):


     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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Item 1.01.   Entry into a Material Definitive Agreement

     On February 13, 2007, the Company's subsidiary Eurosilicone SAS and Silver Oak Capital, L.L.C., HFTP Investments LLC, Promethean II Master, L.P., GAIA Offshore Master Fund, Ltd. and Portside Growth and Opportunity Fund, the current holders of the Notes (the "Purchasers") amended the promissory note in an aggregate principal amount of $700,000 dated January 30, 2007 and reported in the Current Report on Form 8-K filed January 31, 2007 to extend the maturity of the promissory note to June 29, 2007.


Item 2.01.  Completion of Acquisition or Disposition of Assets

     On February 22, 2007, the Company's subsidiary HPL Biomedical Inc., which does business under the name Biodermis, completed a disposition of substantially all of its assets for a total purchase price of approximately $618,000, of which $550,000 was cash and the balance was other consideration.


Item 2.02.  Results of Operations and Financial Condition

     The Company is reporting preliminary financial results for the quarter ended December 31, 2006. Sales for the quarter were $11.7 million, an increase of $4.7 million, or 68%, versus the same period a year ago. Of the increase, $2.7 million was attributable to the acquisition of Biosil Limited and related supplier, Nagor Limited, at the end of April 2006. Excluding the effect of the acquisition, revenue increased approximately 29% in the quarter as compared to the same period in the prior year.

     For the first six months of fiscal 2007, sales increased by $8.5 million to $21.2 million, also a 68% increase from the same period a year ago. Of this, $5.7 million was attributable to the acquisition of Biosil Limited and Nagor Limited, without which the revenue increase would have been 23%.

     The growth rates were positively impacted by foreign exchange rates by approximately 7% for the quarter and 6% for the fiscal year to date. Gross margins improved as well. For the quarter, they were 36.3% of sales, versus 30.2% for the same quarter a year ago. For the six months ended December 31, 2006, gross margins reached 34.8%, up from 30.2% in the same period last year.

     Net income attributable to common stockholders for the quarter was a profit of $2.3 million compared to a net loss of $5.6 million for the previous period. The profit is attributable to a lower value on the Company's derivative liabilities. The net loss attributable to common stockholders for the first six months of fiscal 2007 increased to $10.5 million from $9.5 million for the previous year's six-month period. The increase was largely attributable to higher interest expense. Basic and diluted loss per share for the six months ended December 31, 2006 was $0.44 as compared to $0.47 for the six months ended December 31, 2005.

     The Company has continued to sustain losses and needs additional financing to continue operations. The Company did not timely file a report on Form 10-Q for the quarter ended December 31, 2006 and does not anticipate being able to do so unless and until it can address its liquidity situation.


Item 8.01.  Other Events

     As reported under Item 2.02 above, the Company did not timely file a report on Form 10-Q for the quarter ended December 31, 2006 and does not anticipate being able to do so unless and until it can address its liquidity situation. The Company and its advisor Alvarez & Marsal LLC are continuing to work with the Senior Secured Note Holders to explore strategic alternatives to resolve its liquidity situation.

                                   SIGNATURES

             Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                              MEDICOR LTD.


Date: February 28, 2007                       By:/s/ Theodore R. Maloney
      --------------------                    ----------------------------------
                                              Name:  Theodore R. Maloney
                                              Title: Chief Financial Officer